Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

(713) 850-1880

WHITTIER ENERGY CORPORATION ANNOUNCES DRILLING UPDATE

HOUSTON – (Business Wire) – March 3, 2005 – Whittier Energy Corporation (OTCBB: WHIT), today announced that it has successfully drilled and set casing in the Scott & Hopper #4 well and plans to initiate completion operations on the Rachal #1 well.

Scott and Hopper # 4 – Brooks County, Texas

Whittier completed drilling operations and set casing on the Scott & Hopper #4 at 9,725’. The well logs indicate approximately 30’ of net pay in the primary target, the 9,500’ sand in the Vicksburg formation. This is comparable to the 9,500’ sands found in the Scott & Hopper #1 and #3 wells, which have joint cumulative production in excess of 2.6 billion cubic feet of natural gas (“Bcf”). We have also identified over 50’ of net pay with greater than 15% porosity in three shallower sands at approximately 9,100’, which were secondary targets for this well. Cumulative production from these sands in adjacent wells is approximately 1 Bcf of natural gas. The Company plans to complete and test the Scott & Hopper #4 in March 2005. The Company has an approximate 56% working interest in the well until a 400% payout of the Company’s investment in the well is reached, and a 42% working interest thereafter.

By drilling the Scott & Hopper #4 well, the Company has fulfilled its commitment to drill a well in the Scott & Hopper lease within nine months of its June 2004 acquisition of the property. The Company must spud a second commitment well in the field on or before December 31, 2005, or relinquish 50% of its interest in the remaining undeveloped lease acreage to the seller.

Rachal Prospect – Webb County, Texas

Whittier perforated the Rachal #1 in February 2005 and plans to frac the well and tie in to gas sales facilities during March 2005.  The Company drilled the 7,700’ Rachal #1 well on a 386-acre tract in Webb County, Texas in December 2004.  Well logs indicated 23 feet of gross pay interval (16’ net) with porosity greater than 12%. This compares favorably with offsetting wells, which have had average recoveries of 750 million cubic feet of gas and initial average production rates of 500 thousand cubic feet of gas per day (“Mcfd”).

The Owen field is a large gas field with more than 160 wells producing primarily from the Olmos sands at a depth of approximately 7,300’. The offsetting lease to Whittier’s Rachal Prospect is currently producing in excess of 700 Mcfd of natural gas from 12 active wells and has cumulative production of 6.2 Bcf of natural gas. Whittier has a 30% working interest (22.5% net revenue interest) in the Rachal #1 and, depending upon the results of the well, may drill one or two additional wells in order to fully develop the lease.

Management Comments

Bryce W. Rhodes, Whittier’s President and Chief Executive Officer, said, “Our preliminary analysis of the well logs on the Scott & Hopper #4 is very positive, supporting our belief in the upside potential of the South Texas properties we acquired last June. We still need to fully evaluate the well, but we are optimistic that this well could add significant cash flow and reserve value to the Company.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana.  Whittier Energy also owns non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.  The Company’s stock trades as WHIT on the Over-the-Counter Bulletin Board.  Additional information about Whittier Energy can be found at www.whittierenergy.com.

Forward-Looking Statements

Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. The company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.